Exhibit 2.1

SECOND ADDENDUM TO THE

BUSINESS COMBINATION AGREEMENT

This Second Addendum to the Business Combination Agreement dated as of August 10, 2023, is entered into by and among MKDMerger1 Inc., a company incorporated in the British Virgin Islands with BVI Company Number: 2129350 (“Merger Sub 1”) and MKDMerger2 Inc., a company incorporated in the British Virgin Islands with BVI Company Number: 2129349 (“Merger Sub 2”).

WHEREAS, Cetus Capital Acquisition Corp., a Delaware corporation (“SPAC”), MKD Technology Inc., a Taiwan corporation with registration number 28408583 (the “Company”), MKDWELL Limited, a company incorporated in the British Virgin Islands with BVI Company Number: 2121160 (“MKD BVI”), and Ming-Chia Huang, in his capacity as the Company Shareholders’ Representative (the “Shareholders’ Representative”), have entered into a Business Combination Agreement dated June 20, 2023 (the “Business Combination Agreement”);

WHEREAS, SPAC, the Company, MKD BVI, the Shareholders’ Representative and MKDWELL Tech Inc., a company incorporated in the British Virgin Islands with BVI Company Number: 2128871 (“Pubco”), have entered into a First Addendum to the Business Combination Agreement dated July 31, 2023; and

WHEREAS, pursuant to Section 7.15(c) of the Business Combination Agreement, the Shareholders Representative is procuring Merger Sub 1 and Merger Sub 2 to execute an addendum to become parties to the Business Combination Agreement.

NOW THEREFORE, the parties, intending to be legally bound, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows. Capitalized terms not defined herein shall have the same meanings as assigned in the Business Combination Agreement.

Section 1. Agreement to be Parties. Merger Sub 1 and Merger Sub 2 hereby agree to become parties to the Business Combination Agreement and comply with the terms applicable to them set forth therein.

Section 2. Notice. All notices and other communications under this Addendum shall be sent to Merger Sub 1 or Merger Sub 2 at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other parties pursuant to this provision):

MKD Technology Inc.

1F, No. 6-2, Duxing Road

Hsinchu Science Park

Hsinchu City 300

Taiwan, R.O.C.

Attn: Ming-Chia Huang, CEO

Email: chai@mkd.com.tw

with a copy to (which shall not constitute notice):

Sichenzia Ross Ference, LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036
Attn:	Huan Lou
David Manno
Email:	hlou@srf.law
dmanno@srf.law

Section 3. Miscellaneous.

(a) This Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Addendum delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Addendum.

(b) In the event of any conflict between the terms of this Addendum and the terms of the Business Combination Agreement, the terms of this Addendum shall prevail. To the extent not inconsistent with this Agreement, the terms of the Business Combination Agreement shall remain in full force and effect.

(c) Section 12.06 of the Business Combination Agreement relating to the governing law, jurisdiction, and waiver of jury trial shall apply to this Addendum.

[Signature pages to follow.]

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date first written above.

MKDMERGER1 INC.

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Sole Director

MKDMERGER2 INC.

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Sole Director

[Signature page to the Second Addendum to the Business Combination Agreement]